 EXHIBIT 10.1

To: Lynda Chervil, Executive Chairman & CEO

Subject: Resignation from ISI Board of Directors

Date: December 8th, 2025

ISI Office: 212-823-6272 1330 Avenue of the Americas, 23rd Floor, New York, NY 10019

Dear Lynda,

I am writing to formally resign from my board position as a Director on the ISI Board of Directors, effective December 12th, 2025.

This decision was not made lightly; however, a new board appointment is now presenting a conflict. Therefore, it is in the best interest of all parties for me to step down at this time.

Thank you for the opportunity to serve, and I look forward to staying connected in a different capacity.

I wish ISI, and the board, every success in all future endeavors.

Sincerely,

Kathy Leake